Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-98841 on Form S-8 of our report dated February 22, 2006 relating to the consolidated financial statements of Westwood Holdings Group, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Westwood Holdings Group, Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
February 27, 2008